Exhibit 99.1

IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Douglas Petkus	Justin Victoria
(973) 660-5218	(973) 660-5340

Wyeth Reports

Earnings Results for the

2007 Third Quarter and First Nine Months

➢	2007 Third Quarter Worldwide Net Revenue Increased 9% to $5.6 Billion and Reported Diluted Earnings per Share Decreased 1% to $0.84. Diluted Earnings per Share, Before Certain Significant Items, Increased 7% to $0.90

➢	2007 First Nine Months Worldwide Net Revenue Increased 10% to $16.6 Billion and Reported Diluted Earnings per Share Increased 7% to $2.63. Diluted Earnings per Share, Before Certain Significant Items, Increased 10% to $2.74

➢	$5 Billion Share Repurchase Program Announced. Dividend to Stockholders Increased by 7.7%

Madison, N.J., October 18, 2007 - Wyeth (NYSE: WYE) today reported results for the 2007 third quarter and first nine months ending September 30, 2007. Worldwide net revenue increased 9% to $5.6 billion for the 2007 third quarter and 10% to $16.6 billion for the 2007 first nine months. Excluding the favorable impact of foreign exchange, worldwide net revenue increased 6% for the 2007 third quarter and 7% for the 2007 first nine months.

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Wyeth (Continued)

“Outstanding 2007 third quarter performance was driven by revenue growth from our broad portfolio of drugs, vaccines and biotech products,” said Robert Essner, Chairman and Chief Executive Officer. “We are on track to achieve annual sales of more than $1 billion in seven product categories. In addition, we are seeing excellent growth in all divisions of the Company, with our Fort Dodge Animal Health division projected to reach $1 billion in annual sales for the first time ever.”

2007 Third Quarter and First Nine Months Product Highlights

Set forth below is a table of net revenue for Wyeth’s principal products for the 2007 third quarter and first nine months together with the percentage changes from the comparable period in the prior year:

	(UNAUDITED)
	Three Months Ended 9/30/2007		Nine Months Ended 9/30/2007
Principal Products	($ in millions)	Increase/ (Decrease)	($ in millions)	Increase

Effexor	$958	4%	$2,826	1%

Prevnar	634	24%	1,883	29%

Enbrel (outside the U.S. and Canada)	527	39%	1,480	37%

Protonix	425	(6)%	1,450	5%

Nutrition	346	13%	1,050	17%

Alliance Revenue(1)	314	(12)%	973	—

Zosyn/Tazocin	284	16%	845	17%

Premarin Family	283	8%	791	—

Centrum	174	1%	501	5%

Advil	178	18%	498	11%

(1)	Alliance revenue reflects revenue to Wyeth derived from sales of Enbrel (in the United States and Canada), Altace and the CYPHER stent.

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Wyeth (Continued)

ENBREL® continued to post strong revenue growth during the 2007 third quarter. Wyeth has exclusive rights to Enbrel outside of the United States and Canada. Enbrel sales in the United States and Canada are expected to be reported by Wyeth’s marketing partner Amgen Inc. on Wednesday, October 24, 2007.

Enbrel is a breakthrough product approved for the treatment of chronic inflammatory diseases, including rheumatoid arthritis, juvenile rheumatoid arthritis, ankylosing spondylitis, psoriatic arthritis and psoriasis. Enbrel is now ranked sixth among the top pharmaceutical products ranked globally by sales and is the fastest growing product of the top 10. It is ranked second in total global sales among all biotech products.

PREVNAR® , Wyeth’s vaccine to prevent invasive pneumococcal disease in both infants and young children, continues to be the world’s best-selling vaccine. Prevnar is now available in 86 countries. In September 2007, Wyeth filed a new drug application for Prevnar in Japan, the first step toward providing this important product to Japan’s annual birth cohort of 1.1 million infants.

EFFEXOR® (Effexor and Effexor XR) continues to be the number one selling antidepressant globally and an important therapy in treating adult patients with major depressive disorder, generalized anxiety disorder, social anxiety disorder and panic disorder. Effexor demonstrated its global strength during the 2007 third quarter by being the top selling antidepressant in 21 markets including the U.S., France and the United Kingdom.

Additional information regarding Wyeth’s product sales may be accessed on the Company’s Internet Web site at www.wyeth.com by clicking on the “Investor Relations” hyperlink.

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Wyeth (Continued)

2007 Third Quarter Results

Net income and diluted earnings per share for the 2007 third quarter were $1,145.9 million and $0.84, respectively, compared with $1,156.9 million and $0.85 for the 2006 third quarter. The 2007 third quarter results included charges of $117.1 million ($86.0 million after-tax or $0.06 per share-diluted) related to the Company’s productivity initiatives. The 2006 third quarter results included charges of $80.2 million ($54.9 million after-tax or $0.04 per share-diluted) related to the Company’s productivity initiatives and a favorable income tax adjustment of $70.4 million ($0.05 per share-diluted) related to the reduction of certain deferred tax asset valuation allowances. The 2007 and 2006 productivity initiatives charges and the 2006 income tax adjustment are considered to be certain significant items for purposes of analyzing the Company’s results of operations. Net income and diluted earnings per share, before certain significant items, for the 2007 third quarter were $1,231.9 million and $0.90, respectively, compared with $1,141.4 million and $0.84, respectively, for the 2006 third quarter.

The increase in net income and diluted earnings per share for the 2007 third quarter, before certain significant items, resulted from higher net revenue, lower selling, general and administrative expenses, as a percentage of net revenue, higher interest income, net and higher other income, net offset, in part, by higher cost of goods sold, as a percentage of net revenue, higher research and development spending and increased income taxes. Included in other income, net were pre-tax gains from product divestitures of $2.7 million and $4.4 million for the 2007 and 2006 third quarter, respectively.

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Wyeth (Continued)

2007 First Nine Months Results

Net income and diluted earnings per share for the 2007 first nine months were $3,598.5 million and $2.63, respectively, compared with $3,341.3 million and $2.45 for the 2006 first nine months. The 2007 first nine months results included charges of $209.5 million ($152.5 million after-tax or $0.11 per share-diluted) related to the Company’s productivity initiatives. The 2006 first nine months results included charges of $154.8 million ($106.4 million after-tax or $0.08 per share-diluted) related to the Company’s productivity initiatives and a favorable income tax adjustment of $70.4 million ($0.05 per share-diluted) related to the reduction of certain deferred tax asset valuation allowances. The 2007 and 2006 productivity initiatives charges and the 2006 income tax adjustment are considered to be certain significant items for purposes of analyzing the Company’s results of operations. Net income and diluted earnings per share, before certain significant items, for the 2007 first nine months were $3,751.0 million and $2.74, respectively, compared with $3,377.3 million and $2.48, respectively, for the 2006 first nine months.

The increase in net income and diluted earnings per share for the 2007 first nine months, before certain significant items, resulted from higher net revenue, lower selling, general and administrative expenses, as a percentage of net revenue, higher interest income, net and higher other income, net offset, in part, by higher cost of goods sold, as a percentage of net revenue, higher research and development spending and increased income taxes. Included in other income, net were pre-tax gains from product divestitures of $60.3 million and $38.7 million for the 2007 and 2006 first nine months, respectively.

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Wyeth (Continued)

Productivity Initiatives

The Company continues with its long-term productivity initiatives, which were launched in 2005 to adapt to the changing pharmaceutical industry environment. The Company recorded charges of $117.1 million ($86.0 million after-tax or $0.06 per share-diluted) for the 2007 third quarter and $209.5 million ($152.5 million after-tax or $0.11 per share-diluted) for the 2007 first nine months. These charges include costs pertaining to the closure of a manufacturing facility owned by Amgen Inc. and used in the production of Enbrel. The closure of the manufacturing facility is expected to be completed in the fourth quarter. The 2006 third quarter and first nine months included productivity initiatives charges of $80.2 million ($54.9 million after-tax or $0.04 per share-diluted) and $154.8 million ($106.4 million after-tax or $0.08 per share-diluted), respectively.

To assist in performing third quarter and first nine months comparisons, a pro forma presentation, which excludes our productivity initiatives and favorable income tax adjustment, is provided under “Results of Operations – As Adjusted” at the end of this press release.

Share Repurchase Program

As previously announced, on September 27, 2007, the Company’s Board of Directors approved an increase to the Company’s previously authorized share repurchase program, which inclusive of approximately $1.2 billion in repurchases already executed in 2007, authorizes the Company to buy back up to $5.0 billion of the Company’s common stock. The repurchase program has no time limit and may be suspended for periods or discontinued at any time. The Company intends to fund the share repurchase program with cash from operations.

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Wyeth (Continued)

Increase in Common Stock Dividend

As previously announced, on September 27, 2007, the Company declared a dividend of twenty-eight cents ($0.28) per share on the outstanding shares of its common stock, payable on December 3, 2007 to stockholders of record at the close of business on November 13, 2007. This quarterly rate represents a 7.7% increase per share from the previous quarter ($0.26).

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Wyeth (Continued)

Segment Information

The following table sets forth worldwide net revenue by reportable segment together with the percentage changes from the comparable period in the prior year:

	(UNAUDITED)
	Three Months Ended 9/30/2007		Nine Months Ended 9/30/2007
Net Revenue By Reportable Segment	($ in millions)	Increase	($ in millions)	Increase

Pharmaceuticals	$4,670	10%	$13,898	10%

Consumer Healthcare	715	8%	1,949	7%

Animal Health	235	11%	789	8%

Consolidated Total	$5,620	9%	$16,636	10%

Pharmaceuticals

Worldwide Pharmaceuticals net revenue increased 10% for the 2007 third quarter and first nine months due primarily to higher sales of Effexor, Prevnar, Enbrel, Nutrition products and Zosyn®. Protonix® sales decreased 6% for the 2007 third quarter, reflecting lower inventory levels, and increased 5% for the 2007 first nine months. The increase in Pharmaceuticals net revenue was offset, in part, by lower sales of Inderal® LA due to generic competition. Alliance revenue decreased 12% to $314 million for the 2007 third quarter due to lower alliance revenue associated with sales of the CYPHER stent and Altace. For the 2007 first nine months, alliance revenue increased slightly to $973 million due to higher sales of Enbrel in the United States and Canada, which were partially offset by lower alliance revenue associated with sales of the CYPHER stent and Altace. Excluding the favorable impact of foreign exchange, worldwide Pharmaceuticals net revenue increased 7% for the 2007 third quarter and 8% for the 2007 first nine months.

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Wyeth (Continued)

Consumer Healthcare

Worldwide Consumer Healthcare net revenue increased 8% for the 2007 third quarter due primarily to an increase in sales of Advil®, Advil® PM, and Caltrate®. Net revenue increased 7% for the 2007 first nine months due primarily to an increase in sales of Centrum®, Advil, Advil PM, and Caltrate. Excluding the favorable impact of foreign exchange, worldwide Consumer Healthcare net revenue increased 4% for the 2007 third quarter and first nine months.

Animal Health

Worldwide Animal Health net revenue increased 11% for the 2007 third quarter due to higher sales of livestock, poultry and companion animal products, which included sales of our recently launched ProMeris® flea and tick products. Net revenue for the 2007 first nine months increased 8% due to higher sales of livestock, poultry, companion animal and equine products. Excluding the favorable impact of foreign exchange, worldwide Animal Health net revenue increased 6% for the 2007 third quarter and 4% for the 2007 first nine months.

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Wyeth (Continued)

Results of Operations

The comparative results of operations are as follows:

(In thousands except per share amounts)

	(UNAUDITED)
	Three Months Ended		Nine Months Ended
	9/30/2007	9/30/2006	9/30/2007	9/30/2006
Net Revenue	$5,619,536	$5,135,796	$16,636,272	$15,130,476

Cost of Goods Sold	1,617,581	1,386,254	4,622,269	4,096,931

Selling, General and Administrative Expenses	1,670,671	1,588,947	4,871,222	4,705,940

Research and Development Expenses	798,464	762,623	2,374,319	2,197,966

Interest Income, Net	(39,622)	(8,126)	(73,440)	(122)

Other Income, Net(1)	(61,416)	(39,488)	(251,748)	(205,539)

Income Before Income Taxes	1,633,858	1,445,586	5,093,650	4,335,300

Provision for Income Taxes	487,953	288,668	1,495,120	994,009

Net Income	$1,145,905	$1,156,918	$3,598,530	$3,341,291

Basic Earnings Per Share(2)	$0.85	$0.86	$2.68	$2.48

Average Number of Common Shares

Outstanding During Each Period - Basic	1,343,036	1,345,535	1,343,897	1,345,150

Diluted Earnings Per Share(2)	$0.84	$0.85	$2.63	$2.45

Average Number of Common Shares Outstanding During Each Period - Diluted	1,372,145	1,372,798	1,376,505	1,372,341

See Notes to Results of Operations and Results of Operations – As Adjusted.

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Wyeth (Continued)

Results of Operations – As Adjusted

Wyeth has prepared the following presentation of its results of operations for the three and nine months ended September 30, 2007 and 2006, adjusted where noted below, to exclude productivity initiatives charges and the 2006 income tax adjustment, which are considered certain significant items during the 2007 and 2006 third quarter and first nine months.

The comparative results of operations – as adjusted are as follows:

(In thousands except per share amounts)

	(UNAUDITED) - AS ADJUSTED
	Three Months Ended		Nine Months Ended
	9/30/2007	9/30/2006	9/30/2007	9/30/2006
Net Revenue	$5,619,536	$5,135,796	$16,636,272	$15,130,476

Cost of Goods Sold(3)	1,506,381	1,354,937	4,439,890	4,010,423

Selling, General and Administrative Expenses(3)	1,664,801	1,545,277	4,844,341	4,651,176

Research and Development Expenses(3)	798,434	757,460	2,374,079	2,184,488

Interest Income, Net	(39,622)	(8,126)	(73,440)	(122)

Other Income, Net(1)	(61,416)	(39,488)	(251,748)	(205,539)

Income Before Income Taxes	1,750,958	1,525,736	5,303,150	4,490,050

Provision for Income Taxes(3)	519,053	384,271	1,552,120	1,112,709

Net Income(3)	$1,231,905	$1,141,465	$3,751,030	$3,377,341

Basic Earnings Per Share(2)	$0.92	$0.85	$2.79	$2.51

Average Number of Common Shares Outstanding During Each Period - Basic	1,343,036	1,345,535	1,343,897	1,345,150

Diluted Earnings Per Share(2)	$0.90	$0.84	$2.74	$2.48

Average Number of Common Shares Outstanding During Each Period - Diluted	1,372,145	1,372,798	1,376,505	1,372,341

See Notes to Results of Operations and Results of Operations – As Adjusted.

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Wyeth (Continued)

Notes to Results of Operations and Results of Operations – As Adjusted

(1)	Other income, net included royalty income for the 2007 third quarter and first nine months of $63,265 and $202,048, respectively, compared with $60,630 and $193,864 for the prior year.

(2)	The average number of common shares outstanding for diluted earnings per share is higher than for basic earnings per share due to the assumed conversion of the Company’s outstanding convertible senior debentures, outstanding stock options, deferred contingent common stock awards, restricted stock awards and convertible preferred stock into common stock equivalents using the treasury stock method. For purposes of calculating diluted earnings per share, interest expense, net of capitalized interest and taxes related to the Company’s outstanding convertible senior debentures is added back to reported net income, and the additional common shares (assuming conversion) are included in total shares outstanding. Interest expense, net of capitalized interest and taxes was $7,838 and $23,617 for the 2007 third quarter and first nine months, respectively, compared with $8,100 and $21,841 for the 2006 third quarter and first nine months, respectively.

(3)	Charges related to activities associated with the Company’s productivity initiatives and the 2006 income tax adjustment are considered certain significant items and have been excluded from the results of operations – as adjusted for the 2007 and 2006 third quarter and first nine months as follows:

     Productivity Initiatives

	(UNAUDITED)
	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	9/30/2007	9/30/2006	9/30/2007	9/30/2006

Cost of Goods Sold	$111,200	$31,300	$182,400	$86,500

Selling, General and Administrative Expenses	5,900	43,700	26,900	54,800

Research and Development Expenses	—	5,200	200	13,500

Total Productivity Initiatives Charges	$117,100	$80,200	$209,500	$154,800

Productivity Initiatives Charges, After-tax	$86,000	$54,900	$152,500	$106,400

Decrease in Diluted Earnings per Share	$0.06	$0.04	$0.11	$0.08

     Income Tax Adjustment

Included in the 2006 third quarter and first nine months is an income tax adjustment of $70.4 million ($0.05 per share-diluted) related to the reduction of certain deferred tax asset valuation allowances.

Wyeth calculates net income before certain significant items by excluding the after-tax effect of items considered by management to be unusual from the net income reported under generally accepted accounting principles (GAAP). Wyeth’s management uses this measure to manage and evaluate the Company’s performance and believes it is appropriate to disclose this non-GAAP measure to assist investors with analyzing business performance and trends. The productivity initiatives charges, which include costs associated with the Global Business Operations initiative, the costs of closing certain manufacturing facilities, including accelerated depreciation, certain reorganization expenses and the elimination of certain positions at the Company’s facilities, and the income tax adjustment related to the reduction of certain deferred tax asset valuation allowances have been excluded as they are not considered to be indicative of continuing operating results. Wyeth’s management believes that excluding these items from the Company’s results provides a more appropriate view of the Company’s operations for the accounting periods presented. These measures should not be considered in isolation or as a substitute for the results of operations and diluted earnings per share prepared in accordance with GAAP.

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Wyeth (Continued)

Wyeth is one of the world’s largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of pharmaceuticals, vaccines, biotechnology products and non-prescription medicines that improve the quality of life for people worldwide. The Company’s major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

The statements in this press release and on the related conference call that are not historical facts are forward-looking statements based on current expectations of future events and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include the inherent uncertainty of the timing and success of, and expense associated with, research, development, regulatory approval and commercialization of our products, including with respect to our pipeline products; government cost-containment initiatives; restrictions on third-party payments for our products; substantial competition in our industry, including from branded and generic products; data generated on our products; the importance of strong performance from our principal products and our anticipated new product introductions; the highly regulated nature of our business; product liability, intellectual property and other litigation risks and environmental liabilities; uncertainty regarding our intellectual property rights and those of others; difficulties associated with, and regulatory compliance with respect to, manufacturing of our products; risks associated with our strategic relationships; economic conditions including interest and currency exchange rate fluctuations; changes in generally accepted accounting principles; trade buying patterns; the impact of legislation and regulatory compliance; risks and uncertainties associated with global operations and sales; and other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including our current reports on Form 8-K, quarterly reports on Form 10-Q and annual report on Form 10-K, particularly the discussion under the caption “Item 1A, Risk Factors.” The forward-looking statements in this press release and on the related conference call are qualified by these risk factors. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

The Company will hold a conference call with research analysts at 7:30 a.m. Eastern Time today. The purpose of the call is to review the financial results of the Company for the 2007 third quarter and first nine months. Interested investors and others may listen to the call live or on a delayed basis through the Internet webcast, which may be accessed by visiting the Company’s Internet Web site at www.wyeth.com and clicking on the “Investor Relations” hyperlink. Also, for recent announcements and additional information including product sales information, please refer to the Company’s Internet Web site.

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